News Release

EXHIBIT 99.1
FOR IMMEDIATE RELEASE
June 25, 2018

SM ENERGY PROVIDES INTERIM SECOND QUARTER UPDATE
- PRODUCTION EXCEEDING EXPECTATIONS

DENVER, CO June 25, 2018 - SM Energy Company ("SM Energy" or the “Company”) (NYSE: SM) today provides operational updates for the second quarter of 2018 and raises expected production guidance.

President and Chief Executive Officer Jay Ottoson comments: “Our production volumes for the second quarter will be higher than we anticipated due to better than expected well performance. We could not be more pleased with the high caliber operational execution our team is delivering in the field, with continued improvement in drilling and completion efficiencies. At this point, we are ahead of schedule for this year’s capital program; however, we do not expect to change our planned overall activity level for 2018, which includes approximately 125 net completions and a total capital budget of approximately $1.27 billion.”

Operations Updates:

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2Q18 Production: Based on the first two months of the quarter and expectations for the month of June, Midland Basin production is exceeding the Company’s 2018 Plan, primarily due to better than expected well performance from both new and existing wells. Second quarter total Company production guidance is increased to a range of 10.1-10.4 MMBoe (111-114 MBoe/d), up from 9.7-10.1 MMBoe (106-111 MBoe/d), with approximately 41% oil in the commodity mix.

–	2Q18 Operational Efficiencies: The Company continues to drill and complete wells faster than scheduled in its 2018 Plan, accelerating the 2018 Midland program.

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As a result of this faster pace, certain third quarter flowing completions from several pads are expected to be accelerated to earlier in the third quarter, which is expected to benefit third quarter production volumes. The majority of the capital spend associated with completing these wells will be spent in the second quarter.

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Also as a result of improved efficiencies, the Company is currently running three completions crews in the Midland Basin, compared with five employed through May, and the Company expects to be able to reduce its active rig count in the Midland Basin to seven earlier than originally planned.

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In addition, the Company has completed the core build out of its water handling infrastructure project in the Midland Basin, spending the majority of expected infrastructure capital investment in the first half of 2018.

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2Q18 Capital spend: Accelerated activity into the first half of the year results in the expectation that approximately 60-65% of the total 2018 capital budget will be spent in the first half of 2018, or approximately 5% of the original budget is accelerated into the first half of the year. Cost inflation remains consistent with the Company’s original February plan. Therefore, second quarter capital spend is expected to range between $400-440 million, while total capital spend guidance for 2018 remains unchanged at approximately $1.27 billion. Total capital spend (before acquisitions) is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of this forward-looking, non-GAAP financial measure without unreasonable effort because acquisition costs are inherently unpredictable.

Mr. Ottoson also stated: “We market our Midland Basin production through firm sales agreements that cover current and projected oil production over the next year. We also have substantial price protection for our Midland Basin oil production in the form of WTI Cushing-to-Midland basis swaps. Our basis swaps represent more than 70% of estimated second-half of 2018 Midland oil production and more than 50% of estimated 2019 Midland oil production at ($1.06)-($4.49)/Bbl. For context, if actual market differentials are ($15.00)/Bbl through the second half of 2018 and 2019, our expected realized differential on total Midland oil production, net of hedges, would be approximately ($5.00)/Bbl for 2H18 and ($8.50)/Bbl in 2019. I should also note that price realizations for our Eagle Ford production are currently benefitting from strong benchmark prices. Eagle Ford condensate sales are tied to LLS and NGL sales are tied to Mt. Belvieu.”

Midland - Cushing Oil Basis Swaps by Quarter:

	Volume	Price Differential
Period	(MBbls)	($/Bbl)
3Q18	3,018	($1.06)

4Q18	3,327	($1.08)

1Q19	2,017	($3.54)

2Q19	2,571	($4.49)

3Q19	3,291	($2.86)

4Q19	3,337	($2.87)

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of securities laws. The words "anticipate," "budget," "estimate," "expect," "forecast," "guidance," "plan," "project," "will" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, expected production and capital expenditure guidance, expected well completion figures, projected cost inflation and projected pricing after taking into account existing hedges. General risk factors include the availability of and access to capital markets; the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the Risk Factors section of SM Energy's 2017 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY INVESTOR CONTACT

Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

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